Exhibit 99.1

IAA, Inc. Announces First Quarter Fiscal 2020 Financial Results

Revenue Growth of 2.6% to $366.6 Million

Expands Revolving Credit Facility by $136 Million to Further Enhance Liquidity

Buyer Digital Transformation Completed in Early April, Ahead of Original Schedule

WESTCHESTER, Ill.--(BUSINESS WIRE)--May 6, 2020--IAA, Inc. (NYSE: IAA) today announced its financial results for the first quarter of fiscal 2020, which ended March 29, 2020.

John Kett, Chief Executive Officer and President, stated, “During this period of uncertainty, our focus continues to be on the health and safety of our employees, and we have implemented strict protocols to keep our employees and customers safe. Our business is considered an essential service, our branches remain open, and we remain committed to providing exceptional service to our buyer and seller partners.

Mr. Kett continued, “Since stay at home orders were executed across North America and the U.K. in mid-March, we have seen a significant decline in miles driven. The impact of this decline was limited in the first quarter, but will be more significant in the second quarter. In response to the expected impact of COVID-19 on our business, we have executed a series of cost and capital spending reduction actions across our business. In addition, on May 1, 2020, we expanded our revolving credit facility by $136 million, which we believe provides us more than enough liquidity to navigate through even more extreme scenarios. We are confident that these actions provide us with the financial flexibility to address the expected impact of COVID-19 and continue to execute on our strategic initiatives.”

Mr. Kett concluded, “While we continue to navigate through this crisis, we remain focused on driving our growth strategy and executing our margin expansion plan. One of the key elements of this plan is Buyer Digital Transformation, which we successfully accelerated and completed in early April, well ahead of our original timetable. I want to thank all of our teams for their hard work and dedication during this time. I remain confident in the long-term resiliency of our business and our ability to work through the challenges we are facing during this period. ”

Key First Quarter Measures:

(Dollars in millions, except per share amounts)

	Quarter Ended March 29, 2020	Quarter Ended March 31, 2019	% Growth
Revenues	$366.6	$357.2	2.6%
Net Income	$44.7	$54.5	(18.0)%
Adjusted Net Income[1]	$49.9	$60.1	(17.0)%
Diluted EPS	$0.33	$0.41	(20.1)%
Adjusted Diluted EPS[1]	$0.37	$0.45	(17.5)%
Adjusted EBITDA[1]	$100.0	$105.9	(5.6)%

1For all non-GAAP financial measures, please refer to the accompanying financial tables for additional information and a reconciliation of these adjusted measures to their most comparable U.S. GAAP financial measures. We have changed our definition of these adjusted metrics from those previously presented in our Form 10 filed with the SEC on June 13, 2019. For a description of the current definitions, please refer to the “Note Regarding Non-GAAP Financial Information” that precedes the reconciliation tables at the end of this press release.

Highlights for the First Quarter Ended March 29, 2020:

  Consolidated revenues increased 2.6% to $366.6 million from $357.2 million in the first quarter of fiscal 2019. First quarter revenue includes $2.4 million of revenue from DDI, which was acquired on July 31, 2019. Foreign currency movements had a negative impact of $0.4 million on revenue for the quarter. Excluding the impact of these items, organic revenue increased 2.1% to $364.6 million, consisting of lower volumes of approximately 1.2% and higher revenue per vehicle of approximately 3.3%. Total purchased vehicle revenue increased by $0.1 million, or 0.3%, to $32.6 million, compared to $32.5 million in the prior year period. U.S. segment revenues increased 2.2% to $321.1 million from $314.3 million in the prior year period, as higher revenue per unit offset a slight decline in volume. International segment revenues increased 6.1% to $45.5 million from $42.9 million in the prior year period. The increase in International segment revenues was primarily due to an increase in volume.
  Gross profit, which is defined as total consolidated revenues minus cost of services, and exclusive of depreciation and amortization, decreased by 2.3% to $135.6 million from $138.8 million in the first quarter of fiscal 2019. The decrease in gross profit was primarily due to an increase in occupancy costs, wages and timing of certain other costs. Gross margin in the quarter decreased by 190 basis points versus the prior year to 37.0%.
  SG&A expenses increased by 13.1% to $38.0 million from $33.6 million in the first quarter of fiscal 2019. Adjusted SG&A expenses in the first quarter of 2020, which exclude $2.3 million of costs primarily related to restructuring costs associated with our margin expansion plan and severance costs, and $0.2 million of COVID-19 expenses, were $35.5 million, an increase of 7.9% compared to Adjusted SG&A expenses of $32.9 million in the prior year period. Adjusted SG&A expenses in the first quarter of fiscal 2019 exclude $0.6 million of expenses related to the Company’s separation from KAR Auction Services and $0.1 million of retention and severance expenses. Adjusted SG&A expenses increased primarily due to additional public company costs.
  Interest expense was $16.0 million compared to $9.7 million in the first quarter of fiscal 2019, with the increase primarily driven by a higher debt balance resulting from the new capital structure following the separation from KAR Auction Services.
  The effective tax rate was 25.3% versus 26.0% in the first quarter of fiscal 2019.
  Net income decreased by 18.0% to $44.7 million, or $0.33 per diluted share, compared to $54.5 million, or $0.41 per diluted share, in the first quarter of fiscal 2019. Adjusted net income decreased by 17.0% to $49.9 million, or $0.37 per diluted share, compared to $60.1 million, or $0.45 per diluted share, in the first quarter of fiscal 2019.
  Adjusted EBITDA decreased by 5.6% to $100.0 million from $105.9 million in the first quarter of fiscal 2019, primarily due to the decline in volume, increase in cost of services and higher SG&A expenses. Adjusted EBITDA includes unfavorable foreign currency movements of $0.1 million and a contribution from the DDI acquisition of less than $0.1 million. Excluding these items, organic Adjusted EBITDA was $100.1 million, a decrease of 5.5% over the prior year.

Other Financial Highlights as of March 29, 2020:

  Net Debt: $1,214 million
  Leverage Ratio: 3.0x
  First quarter Net Cash Provided by Operating Activities: $97.3 million
  First quarter 2020 Free Cash Flow: $86.7 million
  Liquidity: $304.1 million
  Q1 2020 vehicle inventory growth: -11.1%

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Credit Facility Expansion and Liquidity Update:

On May 1, 2020, the Company expanded its revolving credit facility by $136 million to $361 million. The Company’s cash balance as of May 4, 2020 was approximately $114 million and letters of credit under the revolving credit facility were approximately $6 million. As a result, liquidity was approximately $469 million as of May 4, 2020.

COVID-19 Actions and Impact on Outlook:

The Company has taken a series of actions to reduce cost and cash outlays, including, but not limited to:

  Reduction of branch labor hours and operating expenses to align with volume trends
  Temporary reduction in salaries at the senior leadership level and temporary reduction in Board cash compensation
  Reductions of discretionary spending across all departments
  Deferral of payroll and federal taxes in accordance with recently announced government programs
  Reduction or deferral of non-critical capital expenditures

Given the continued uncertainties regarding the duration and severity of impact of COVID-19 and the duration of federal, state and local mandates implementing “shelter in place” and social-distancing requirements, the Company is not providing a 2020 or long-term outlook at this time.

Conference Call Information:

A conference call to discuss the first quarter fiscal 2020 financial results is scheduled for today, May 6, 2020, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast, along with a supplemental slide presentation that will be referenced during the call, are available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique multi-channel platform processes approximately 2.5 million total-loss, damaged and low-value vehicles annually. Headquartered near Chicago in Westchester, Illinois, IAA has over 3,800 talented employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base located throughout more than 135 countries and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. Buyers have access to innovative vehicle merchandising, efficient evaluation services and digital bidding tools, enhancing the overall purchasing experience.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding the expected timing and associated benefits of our margin expansion plan. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include: uncertainties regarding the impact of the COVID-19 outbreak, and measures to prevent its spread, on our business and the economy generally; the loss of one or more significant suppliers or a reduction in significant volume from such suppliers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion program; business development activities, including acquisitions and integration of acquired businesses; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended December 29, 2019 filed with the SEC on March 18, 2020. Additional information regarding risks and uncertainties will also be contained in subsequent annual and quarterly reports we file with the SEC. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Note Regarding Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc. Consolidated Statements of Income (Amounts in Millions, Except Per Share) (Unaudited)

	Three Months Ended
	March 29, 2020	March 31, 2019

Revenues	$366.6	$357.2

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	231.0	218.4
Selling, general and administrative	38.0	33.6
Depreciation and amortization	22.5	21.8
Total operating expenses	291.5	273.8
Operating profit	75.1	83.4
Interest expense, net	16.0	9.7
Other (income) expense, net	(0.7)	0.1
Income before income taxes	59.8	73.6
Income taxes	15.1	19.1
Net income	$44.7	$54.5

Net income per share
Basic	$0.33	$0.41
Diluted	$0.33	$0.41

IAA, Inc. Consolidated Balance Sheets (Amounts in Millions) (Unaudited)

	March 29, 2020	December 29, 2019
Assets

Current assets
Cash and cash equivalents	$86.1	$47.1
Accounts receivable, net of allowances of $4.7 and $4.2	316.0	335.9
Prepaid consigned vehicle charges	49.4	50.1
Other current assets	24.3	26.9
Total current assets	475.8	460.0

Non-current assets
Operating lease right-of-use assets, net of accumulated amortization of $96.2 and $75.2	796.6	735.9
Property and equipment, net of accumulated depreciation of $504.4 and $438.3	241.5	246.9
Goodwill	538.6	541.3
Intangible assets, net of accumulated amortization of $475.0 and $465.9	146.5	151.7
Other assets	16.5	15.4
Total non-current assets	1,739.7	1,691.2
Total assets	$2,215.5	$2,151.2

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	$65.4	$96.4
Short-term right-of-use operating lease liability	73.6	68.6
Accrued employee benefits and compensation expenses	15.9	29.4
Other accrued expenses	64.7	49.3
Total current liabilities	219.6	243.7

Non-current liabilities
Long-term debt	1,251.7	1,254.7
Long-term right-of-use operating lease liability	766.5	709.5
Deferred income tax liabilities	63.3	63.7
Other liabilities	18.0	16.8
Total non-current liabilities	2,099.5	2,044.7

Stockholders' deficit
Total stockholders' deficit	(103.6)	(137.2)
Total liabilities and stockholders' deficit	$2,215.5	$2,151.2

IAA, Inc. Consolidated Statements of Cash Flows (Amounts in Millions) (Unaudited)

	Three Months Ended
	March 29, 2020	March 31, 2019
Operating activities
Net income	$44.7	$54.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22.5	21.8
Operating lease expense	32.7	27.3
Stock-based compensation	2.1	1.0
Provision for credit losses	0.7	0.7
Amortization of debt issuance costs	1.0	—
Deferred income taxes	(0.3)	(0.1)
Gain on disposal of fixed assets	(0.1)	—
Other	—	0.8
Changes in operating assets and liabilities, net of acquisitions
Operating lease payments	(31.4)	(26.5)
Accounts receivable and other assets	16.0	(37.3)
Accounts payable and accrued expenses	9.4	(5.7)
Net cash provided by operating activities	97.3	36.5

Investing activities
Purchases of property, equipment and computer software	(10.6)	(21.6)
Proceeds from the sale of property and equipment	0.1	—
Net cash used by investing activities	(10.5)	(21.6)

Financing activities
Net (decrease) increase in book overdrafts	(33.6)	1.0
Payments of long-term debt	(4.0)	—
Payments on finance leases	(3.8)	(5.6)
Net cash transfers to parent and affiliates	—	(3.4)
Issuance of common stock under stock plans	0.8	—
Tax withholding payments for vested RSUs	(6.4)	—
Net cash used by financing activities	(47.0)	(8.0)
Effect of exchange rate changes on cash	(0.8)	0.6
Net increase in cash and cash equivalents	39.0	7.5
Cash and cash equivalents at beginning of period	47.1	48.3
Cash and cash equivalents at end of period	$86.1	$55.8
Cash paid for interest, net	$8.3	$0.1
Cash paid for taxes, net	$4.0	$4.7

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: Organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by LTM Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) in applicable periods, non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted net income and Adjusted earnings per share (“Adjusted EPS") are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) costs and expenses associated with COVID-19, (d) the net loss or gains on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) other expenses that we do not believe are indicative of our ongoing operations; as well as (f) gains and losses related to foreign currency exchange rates, and (g) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods. We have made changes to our calculation of these non-GAAP measures compared to what was previously reported for IAA by KAR Auction Services, including in the Form 10. For Adjusted net income and Adjusted earnings per share, we no longer adjust for stock compensation expense and deferred rent, but adjust for the amortization of acquired intangible assets and will continue to adjust for the other items defined above and noted in our reconciliation. We have conformed all prior period amounts to this new presentation.
  Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA") is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) costs and expenses associated with COVID-19, (d) the net loss or gains on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) other expenses that we do not believe are indicative of our ongoing operations, as well as (f) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) in applicable periods, non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and helps investors compare our performance to prior and future periods. We have made changes to our calculation of Adjusted EBITDA compared to what was previously reported for IAA by KAR Auction Services, including in the Form 10. For Adjusted EBITDA, we no longer adjust for stock compensation expense and deferred rent, but continue to adjust for the other items defined above and noted in our reconciliation. We have conformed all prior period amounts to this new presentation.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc. Reconciliation of Organic Revenue Growth

Three Months Ended Mar 29, 2020 vs. Three Months Ended Mar 31, 2019

Revenue Growth	2.6%
Less:
DDI acquisition revenue	(0.6)%
Foreign currency impact	0.1%
Organic Revenue Growth	2.1%
IAA, Inc. Reconciliation of Adjusted Selling, General and Administrative Expenses (Amounts in Millions)

	Three Months Ended
	March 29, 2020	March 31, 2019

Selling, general and administrative expenses	$38.0	$33.6
Less non-GAAP adjustments
Retention / severance / restructuring	2.3	0.1
COVID-19 related costs	0.2	—
Spinoff costs	—	0.6
Adjusted selling, general and administrative expenses	$35.5	$32.9

IAA, Inc. Reconciliation of Adjusted Net Income (Amounts in Millions, Except Per Share)

	Three Months Ended
	March 29, 2020	March 31, 2019

Net Income	$44.7	$54.5
Add back non-GAAP adjustments
Spinoff costs	—	0.6
Retention / severance / restructuring	2.3	0.1
COVID-19 related costs	0.2	—
Gain on sale of assets	(0.1)	—
Non-operating foreign exchange gain	(0.7)	—
Amortization of acquired intangible assets	5.9	6.5
Non-GAAP adjustments to income before income taxes	7.6	7.2

Income tax impact of Non-GAAP adjustments to income before income taxes	(2.0)	(1.9)
Discrete tax items	(0.4)	0.3
Non-GAAP adjustments to net income	5.2	5.6
Adjusted net income	$49.9	$60.1

GAAP diluted EPS	$0.33	$0.41
EPS impact of Non-GAAP Adjustments	0.04	0.04
Adjusted diluted EPS	$0.37	$0.45

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA (Amounts in Millions)

	Three Months Ended
	March 29, 2020	March 31, 2019

Net income	$44.7	$54.5
Add: income taxes	15.1	19.1
Add: interest expense, net	16.0	9.7
Add: depreciation & amortization	22.5	21.8
EBITDA	98.3	105.1
Add back non-GAAP adjustments
Spinoff costs	—	0.6
Retention / severance / restructuring	2.3	0.1
COVID-19 related costs	0.2	—
Gain on sale of assets	(0.1)	—
Non-operating foreign exchange gain	(0.7)	—
Adjusted EBITDA	100.0	105.9
Currency movements	0.1	—
DDI EBITDA	—	—
Organic Adjusted EBITDA	$100.1	$105.9

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted LTM EBITDA (Amounts in millions)

	Quarter Ended				LTM Ended
	6/30/19	9/29/19	12/29/19	3/29/20	3/29/20

Net income	$51.3	$41.8	$45.6	$44.7	$183.4
Add: income taxes	19.9	15.7	14.3	15.1	65.0
Add: interest expense, net	11.9	17.5	16.6	16.0	62.0
Add: depreciation & amortization	22.1	22.1	22.4	22.5	89.1
EBITDA	105.1	97.1	98.9	98.3	399.5
Add back non-GAAP adjustments
Spinoff costs	1.9	0.8	0.2	—	2.9
Retention / severance / restructuring	0.2	1.1	0.2	2.3	3.8
COVID-19 related costs	—	—	—	0.2	0.2
Gain on sale of assets	—	—	(0.1)	(0.1)	(0.2)
Acquisition costs	0.1	0.1	—	—	0.2
Non-operating foreign exchange (gain) loss	(0.1)	(0.1)	0.2	(0.7)	(0.7)
Adjusted EBITDA	$107.3	$99.1	$99.4	$100.0	$405.8

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Net Debt (Amounts in Millions)

March 29, 2020
(Unaudited)
Term Loan	$774.0
Senior Notes	500.0
Capital Leases	25.6
Total Debt	1,299.6
Less: Cash	86.1
Net Debt	$1,213.5
IAA, Inc. Reconciliation of Free Cash Flow (Amounts in Millions)

	Three Months Ended
	March 29, 2020	March 31, 2019

Net cash provided by operating activities	$97.3	$36.5
Less: Purchases of property, equipment and computer software	(10.6)	(21.6)
Free cash flow	$86.7	$14.9

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
investors@iaai.com| (203) 682-8200

Arif Ahmed
Vice President, Treasury
arif.ahmed@iaai.com | (708) 492-7257